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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders of
The Santa Cruz Operation, Inc.:

We consent to incorporation by reference in the registration statement dated May 27, 1999, on Form S-8 of The Santa Cruz Operation, Inc. and subsidiaries of our report dated October 23, 1998, relating to the consolidated balance sheets of The Santa Cruz Operation, Inc. and subsidiaries as of September 30, 1998, and the related consolidated statements of operations, of shareholders' equity, and of cash flows and the related schedule for the year then ended, which reports appear or are incorporated by reference in the September 30, 1998, annual report on Form 10-K of The Santa Cruz Operation, Inc. and subsidiaries.


                                    PRICEWATERHOUSECOOPERS LLP



San Jose, California
May 26, 1999